Exhibit F
Voting Agreement
[See Attached]
Exhibit F

EXCUTION VERSION
VOTING AGREEMENT
     This Voting Agreement (this “Agreement”) is made and entered into as of August 18, 2011, by and among Retail & Restaurant Growth Capital, L.P., a Delaware limited partnership (“RRGC”), Stratford Capital Partners, L.P., a Texas limited partnership (“Stratford,” and, together with RRGC, the “Stockholders”), and TLL Partners, L.L.C., a Delaware limited liability company (“TLLP”).
RECITALS:
     WHEREAS, pursuant to that certain Heads of Terms dated August 11, 2011 (the “Heads of Terms”), (a) Stratford has acquired 15 million (15,000,000) shares of common stock of Teletouch Communications, Inc. (“Teletouch”) from TLLP (the “Stratford Shares”), (b) RRGC has acquired ten million (10,000,000) shares of common stock of Teletouch from TLLP (the “RRGC Shares and, together with the Stratford Shares, the “Shares”) and (c) the Stockholders and TLLP have entered into that certain Put and Call and Transfer Restriction Agreement dated August 18, 2011 (the “Put and Call and Transfer Restriction Agreement”); and
     WHEREAS, pursuant to the Heads of Terms, the parties have agreed to enter into this Agreement providing for the Shares to be voted on any matter submitted to a vote of the shareholders of Teletouch (any such matter a “Proposal”) in the same proportion that the other shares of Teletouch common stock are voted on such Proposal.
     NOW, THEREFORE, in consideration of the foregoing premises, and in further consideration of the mutual agreements and undertakings set forth herein, the parties hereto agree as follows:
AGREEMENT:
     Section 1. Capitalized Terms. Capitalized terms used without definition herein have the meanings assigned to them in the Heads of Terms.
     Section 2. Definition of “Shares.” As used herein, the Shares shall include any and all other securities into which the Shares are converted or which are distributed in respect of the Shares on or after the date of the Heads of Terms, and any references to the number of Shares shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into shares of Teletouch), stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Teletouch occurring on or after the date of the Heads of Terms, to provide to the parties the same effect as contemplated hereunder. For the avoidance of doubt, the Stratford Shares shall not include the 2,610,000 shares of Teletouch common stock held by Stratford prior to the execution of the Heads of Terms and the RRGC Shares shall not include the 1,740,000 shares of Teletouch common stock held by RRGC prior to the execution of the Heads of Terms (collectively, the “Excluded Shares”), or any securities into which the Excluded Shares are converted or exchanged, or which are distributed in respect of the Excluded Shares.

     Section 3. Voting. Each Stockholder hereby agrees to the following terms (collectively, the “Voting Restrictions”), subject to the other terms and conditions set forth herein:
     (a) During the period beginning on the date hereof and ending at 6:00 p.m. Dallas, Texas time on November 16, 2012 (the “Call Option Period”), each Stockholder will be present, in person or represented by proxy, at all stockholder meetings of Teletouch so that all Shares may be counted for the purpose of determining the presence of a quorum at such meetings;
     (b) During the Call Option Period, each Stockholder will vote or cause to be voted, or consent or cause a consent to be given with respect to all of such Stockholder’s Shares (not including any Excluded Shares) on any Proposal in the same proportion that the other shares of Teletouch common stock, not including the Shares, are voted on such Proposal; provided, however, that a Stockholder shall not be obligated to vote on any given Proposal in a manner that such Stockholder reasonably determines may expose it, its officers or directors to liability;
     (c) Each Stockholder further agrees to take all action reasonably necessary to carry out the intention of this Section 3, including, to the extent applicable, delivering to Teletouch executed proxies naming an authorized person to vote all of such Stockholder’s Shares, or to abstain from voting such Shares, as the case may be, in a manner consistent with the intent of this Section 3, as of the record dates of the annual meeting or any other meeting of the shareholders of Teletouch, as applicable.
     Section 4. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to, and covenants and agrees with, TLLP as follows:
     (a) Other than the Shares and the Excluded Shares, such Stockholder does not own of record or beneficially, or have any interest in, any shares of capital stock of Teletouch, any securities exercisable for, convertible into or exchangeable for capital stock of Teletouch, or any other right to acquire any such capital stock or other securities;
     (b) This Agreement has been duly authorized by all necessary action on the part of such Stockholder, has been duly executed by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against such stockholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, or other laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses (including commercial reasonableness, good faith, and fair dealing) and to the discretion of the court before which any proceeding therefore may be brought;
     (c) Other than forms required to be filed with the SEC, neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or other person, or conflict with or result in any breach or violation of any provision of any charter, by-law or agreement to which such Stockholder is a party or by which it is bound.

     Section 5. Representations and Warranties of TLLP. TLLP hereby represents and warrants to, and covenants and agrees with, each of the Stockholders as follows:
     (a) This Agreement has been duly authorized by all necessary corporate action on the party of TLLP, has been duly executed by a duly authorized officer of TLLP, and constitutes a valid and binding agreement of TLLP enforceable against TLLP in accordance with its terms;
     (b) Other than forms required to be filed with the SEC, neither the execution and delivery of this Agreement by TLLP nor the consummation of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or conflict with the organizational documents of Teletouch or any material agreement to which it is a party or by which it is bound.
     Section 6. Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of such party’s obligations under this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of any party to effectuate, carry out or comply with all of the terms of this Agreement.
     Section 7. Transfers of Shares. During the Call Option Period, each of RRGC and Stratford shall be permitted to sell, distribute or otherwise transfer its Shares free and clear of the Voting Restrictions set forth in Section 3, it being understood that the transfer of Shares by the Stockholders during the Call Option Period is subject to the terms, conditions and restrictions set forth in the Put and Call and Transfer Restriction Agreement.
     Section 8. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed duly given, effective (a) three business days later, if sent by registered or certified mail, return receipt requested, postage prepaid, (b) when sent by telecopier or fax, provided that the telecopy or fax is promptly confirmed by telephone confirmation thereof, (c) when delivered, if delivered personally to the intended recipient, and (d) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed, if to TLLP, to:
5718 Airport Freeway
Fort Worth, TX 76117
Attention: Robert M. McMurrey
Fax: (817) 654-6672
with a copy to:
Bracewell & Giuliani, L.L.P.
1445 Ross Avenue, Suite 3800
Dallas, TX 75202-2711

Attention: K. Brock Bailey
Fax: .(214) 758-8376
if to RRGC, to:
Retail & Restaurant Growth Capital, L.P.
2701 E. Plano Pkwy, Suite 200
Plano, TX 75074
Attention: Ray Hemmig
Fax: (214) 291-2473
Email: rhemmig@rrgcsbic.com
if to Stratford, to:
Stratford Capital Partners, L.P.
c/o HM Capital Partners LLC
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attention: Dave Knickel
Fax: (214) 720-7888
Email: dknickel@hmcapital.com
with a copy to:
Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, TX 75201
Attention: Billy Young
Fax: (214) 999-7972
     Any party may change the address to which notices or other communications hereunder are to be delivered by giving notice in the manner herein set forth.
     Section 9. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     Section 10. Binding Effect; Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations of TLLP hereunder may be assigned or delegated by TLLP without the prior written consent of Stratford or RRGC, as applicable. Neither this Agreement nor any rights or obligations of Stratford or RRGC may be assigned or delegated without the prior written consent of TLLP; provided, that Stratford or RRGC may assign this Agreement and the rights and obligations hereunder to any of its affiliates to which it transfers any shares without such consent.
     Section 11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law rules of such state.
     Section 12. Counterparts; Third Party Beneficiaries. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto other than the heirs, personal representatives, successors and permitted assigns of the parties hereto.
     Section 13. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof, including the Heads of Terms.
     Section 14. Construction. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. This Agreement has been fully negotiated by the parties through their legal counsel. Accordingly, in interpreting this Agreement, the rule of interpretation requiring that documents be construed against the draftsman shall be inapplicable. Further, all additions or deletions of provisions from any and all drafts of this Agreement shall be of no force or effect in interpreting the terms of this Agreement or the intentions of the parties hereto.
     Section 15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     Section 16. Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.
     Section 17. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

RETAIL & RESTAURANT GROWTH CAPITAL, L.P. By: Retail & Restaurant Growth Partners, its general partner By: Retail & Restaurant Growth Management, Inc., its general partner
By:	/s/ Joseph L. Harberg
	Name:	Joseph L. Harberg
	Title:	President

STRATFORD CAPITAL PARTNERS, L.P. By: Stratford Capital GP Associates L.P., its general partner By: Stratford Capital Corporation, its general partner
By:	/s/ David W. Knickel
	Name:	David W. Knickel
	Title:	Vice President

TLL PARTNERS, L.L.C.
By:	/s/ Robert M. McMurrey
	Name:	Robert M. McMurrey
	Title:	Manager

[Signature Page to Voting Agreement]